Exhibit 3.6

OPERATING AGREEMENT

FOR

HHG DISTRIBUTING, LLC

THIS OPERATING AGREEMENT (“Agreement”), is made and entered into as of the 31st day of January, 2005 (the “Effective Date”), by and between HHG Distributing, LLC, an Indiana limited liability company (the “Company”), and Gregg Appliances, Inc., an Indiana corporation (the “Member”), as the sole member of the Company. The Company was organized as a limited liability company under the Indiana Business Flexibility Act, as amended, Ind. Code 23-18-1-1 et seq. (the “Act”). Certain defined terms used in this Agreement are set forth in Schedule 1 attached hereto and made a part hereof. In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

PURPOSES

As set forth in the Articles of Organization of the Company (the “Articles”), the purpose of the Company is to engage in and do any act in furtherance of any and all lawful businesses and activities for which limited liability companies may be formed under the Act.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01. Formation; Member. The Company was formed pursuant to the Act upon the filing of the Articles on June 28th, 2004. The rights and obligations of the Member shall be as provided under the Act, the Articles and this Agreement. The Member agrees to each of the provisions of the Articles.

Section 2.02. Principal Place of Business. The principal place of business of the Company shall be c/o Gregg Appliances, Inc., 4151 E. 96th Street, Indianapolis, Indiana 46240, or such other address as may be established by the Member (the “Principal Office”).

Section 2.03. Registered Office and Registered Agent. The Company’s registered office shall be at its Principal Office and the name of its initial registered agent at such address shall be Jerry W. Throgmartin. The Company may designate another registered office or agent at any time by following the procedures set forth in the Act.

Section 2.04. Duration. The existence of the Company shall continue in perpetuity, unless and until the Company is dissolved in accordance with Article IX or the Act.

ARTICLE III

MEMBERS AND CAPITAL STRUCTURE

Section 3.01. Name and Address of Member. The name of the Member and its last known business or mailing address is listed on Exhibit A attached hereto. The Member shall update Exhibit A from time to time as necessary to accurately reflect the information therein.

Section 3.02. Capital Contributions. The initial Capital Contribution to the Company of the Member is set forth in Exhibit A attached hereto. The Member shall not be obligated to make any Capital Contributions other than the initial Capital Contribution specified in this Section 3.02.

Section 3.03. Capital Accounts.

(a) An individual capital account (the “Capital Account”) shall be established and maintained on behalf of the Member. The Capital Account of the Member shall consist of (i) the amount of cash the Member has contributed to the Company, plus (ii) the fair market value of any property the Member has contributed to the Company, net of any liabilities assumed by the Company or to which such property is subject, plus (iii) the amount of profits or income (excluding tax-exempt income) allocated to the Member, less (iv) the amount of losses and deductions allowed to the Member, less (v) the amount of all cash distributed to the Member, less (vi) the fair market value of any property distributed to the Member, net of any liability assumed by such Member or to which such property is subject, less (vii) the Member’s share of any other expenditures which are not deductible by the Company for federal income tax purposes or which are not allowable as additions to the basis of Company property, and (viii) subject to such other adjustments as may be required under the Code.

(b) The Member shall not have any liability or obligation to restore a negative or deficit balance in its Capital Account.

Section 3.04. Member Loans or Services. Loans or services by the Member to the Company shall not be considered Capital Contributions unless otherwise designated by the Member.

Section 3.05. Admission of Additional Members. The Member may admit Additional Members to the Company, who will be entitled to participate in the rights of Members as described herein, with admission thereof on such terms as are determined by the Member. Any such Additional Members shall be allocated net income, gains, losses, deductions and credits by such method as may be provided in this Agreement or any successor agreement hereto.

ARTICLE IV

GOVERNANCE OF THE COMPANY

Section 4.01. Management by the Member. As provided in the Articles, management of the business and affairs of the Company is vested in the Member.

Section 4.02. Action by the Company. The Company shall act only by or under the authority of its Member.

Section 4.03. Delegation of Certain Management Authority. The Member may delegate to one or more officers of the Company or one or more employees of the Company any management responsibility or authority. The Member may create such offices, appoint such officers and delegate therein such responsibility or authority as they determine to be appropriate. The Member hereby appoints Jerry W. Throgmartin as the President and Secretary of the Company, to serve in such capacities until his successor is duly appointed.

ARTICLE V

ACCOUNTING AND RECORDS

Section 5.01. Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

Section 5.02. Access to Records. The books and records of the Company, to the extent required by the Act, shall be maintained at the Company’s Principal Office, and the Member and its duly authorized representatives shall have access to where they are located and have the right to inspect and copy them during ordinary business hours.

Section 5.03. Annual Tax Information. The Company shall use its best efforts to deliver to the Member within 90 days after the end of each fiscal year all information necessary for the preparation of the Member’s federal and state income tax returns. The Company shall also use its best efforts to prepare, within 90 days after the end of each fiscal year, a financial report of the Company for such fiscal year containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of sources and applications of funds, and a statement of reconciliation of the Capital Account of the Member.

Section 5.04. Accounting Decisions. All decisions as to accounting matters, except as otherwise specifically set forth in this Agreement, shall be made by the Member. The Member may rely upon the advice of its accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

Section 5.05. Federal Income Tax Elections. The Member shall make all elections for federal income tax purposes.

ARTICLE VI

ALLOCATION AND DISTRIBUTIONS

Section 6.01. Allocation of Net Income, Net Loss or Capital Gains. The net income, net loss, or capital gains of the Company for each fiscal year of the Company shall be allocated 100% to the Member.

Section 6.02. Distributions. Cash or other property shall be distributed to the Member at such time as the Member shall determine.

ARTICLE VII

TRANSFERS OF INTERESTS

Section 7.01. One Member. If the Member is the sole member of the Company, then: (i) the Member may Transfer all or any portion of its Interest to another Person at any time; and (ii) an assignee of its Interest may become a member of the Company in accordance with the terms of an agreement between the Member and the assignee.

Section 7.02. Multiple Members. If the Company has at least two (2) members, then a member may Transfer all or any portion of its Interest to another Person at any time. If such member Transfers its entire Interest to another Person and such Person is admitted as an Additional Member of the Company in accordance with Section 3.05, the Member shall cease to be a Member and shall not have any power to exercise any rights of a Member.

Section 7.03. Pledge of Interests. The pledge or granting of a security interest, lien or other encumbrance in or against all or any portion of a Member’s Interest shall be a Transfer subject to the restrictions of this Article VII; provided, that, in any event, the foreclosure of or exercise of other secured party remedies with respect to such pledge, security interest, lien or other encumbrance resulting in a Transfer of any such Interest shall nonetheless be a Transfer subject to the restrictions of this Article VII.

ARTICLE VIII

DISSOCIATION OF A MEMBER

The Member ceases to be a Member upon the occurrence of either of the following events: (a) the Member voluntarily withdraws from the Company; or (b) the Member Transfers its entire Interest to another Person and such Person is admitted as an Additional Member of the Company in accordance with the terms of Section 3.05 (each, an “Event of Dissociation”).

ARTICLE IX

DISSOLUTION AND WINDING UP

Section 9.01. Dissolution. The Company shall be dissolved and its affairs wound up on the first of the following to occur (a) a determination by the Member that the Company shall be dissolved; or (b) at such earlier time as may be provided by applicable law. Notwithstanding any other provision of this Agreement or the Act, the Member hereby agrees that the business of the Company shall be continued upon the occurrence of an Event of Dissociation and that the Company shall not be dissolved upon the occurrence of an Event of Dissociation other than pursuant to the terms of Section 9.01(a).

Section 9.02. Winding Up. Upon dissolution, the Member shall proceed to wind up and liquidate the business and affairs of the Company, and the Company may only carry on business that is appropriate to wind up and liquidate the business and affairs of the Company. The Member shall follow the procedure for disposing of known claims set forth in Ind. Code § 23-18-9-8 and shall publish notice of the dissolution of the Company pursuant to Ind. Code § 23-18-9-9.

Section 9.03. Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed as follows:

(a) To creditors, including the Member if it is a creditor of the Company to the extent permitted by law, in the order of priority as provided by law to satisfy the liabilities of the Company whether by payment or by the establishment of adequate reserves, excluding liabilities for distributions to the Member pursuant to Article VI;

(b) To the Member to repay any loans to the Company or to satisfy any liabilities for distributions pursuant to Article VI which remain unpaid; and

(c) To the Member in respect of its Capital Account after giving effect to all contributions, distributions and allocations for all periods.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments. The Member and the Company may amend this Agreement from time to time by written instrument reflecting such amendment.

Section 10.02. Complete Agreement. This Agreement, the Articles and the exhibits and schedules attached hereto constitute the complete and exclusive statement of agreement between the Member and the Company with respect to its subject matter and supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the parties or have any force or effect whatsoever.

Section 10.03. Governing Law. This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Indiana.

Section 10.04. Binding Effect; Conflicts. This Agreement will be binding upon and inure to the benefit of the parties, and their respective members, successors and assigns. This Agreement is subject to, and governed by, the Act and the Articles. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Articles, the provisions of the Act or the Articles, as the case may be, will be controlling.

Section 10.05. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 10.06. Severability. If any provision of this Agreement is held to be illegal, invalid, unreasonable, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, unreasonable, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unreasonable, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, unreasonable, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, unreasonable, or unenforceable provision as may be possible and be legal, valid, reasonable, and enforceable.

Section 10.07. Additional Documents and Acts. Each party agrees to promptly execute and deliver such additional documents, statements of interest and holdings, designations, powers of attorney, and other instruments, and to perform such additional acts, as the other party may determine to be necessary, useful or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement, and to comply with all applicable laws, rules and regulations.

Section 10.08. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties and their respective successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other third party. No creditor or other third party will have any rights, interest, or claims under the Agreement or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 10.09. Notices. Any notice to be given or to be served upon the Company or the Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at the address specified on Exhibit A. Any party may, at any time by giving five days’ prior written notice to the other party, designate any other address in substitution of the foregoing address to which such notice will be given.

Section 10.10 Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

Section 10.11 No Remedies Exclusive. To the extent any remedies are provided herein for a breach of this Agreement, the Articles or the Act, such remedies shall not be exclusive of any other remedies the aggrieved party may have, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

“COMPANY”

HHG DISTRIBUTING, LLC

By:	/s/ Jerry W. Throgmartin
Jerry W. Throgmartin, President

“MEMBER”

GREGG APPLIANCES, INC.

By:	/s/ Jerry W. Throgmartin
Jerry W. Throgmartin, President

Schedule I

to

Operating Agreement

Schedule of Definitions

The terms used in this Agreement with their initial letters capitalized shall have, unless the context otherwise requires or unless otherwise expressly provided in this Agreement, the meanings specified in this Schedule I. Any capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Act. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Member” means any individual or Entity admitted as a Member pursuant to Section 3.05.

“Capital Contribution” means the total value of cash and agreed fair market value of property contributed and agreed to be contributed to the Company by the Member.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of any succeeding law.

“Entity” means any association, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock association, joint venture, firm trust, business trust, cooperative, or foreign associations of like structure.

“Interest” means the entire ownership interest of the Member in the Company at any particular time, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement and under the Act, together with the obligations of the Member to comply with all of the terms and provisions of this Agreement.

“Person” means an individual or an Entity.

“Transfer” when used as a noun, means any “assignment” as that term is used in Ind. Internal Code § 23-18-6-3.1 and -4.1, and any gift, sale, exchange, assignment, conveyance, alienation or other transfer, whether voluntary or involuntary, and any Transfer to a receiver, bankruptcy trustee, judgment creditor, lienholder, holder of a security interest, pledge or other encumbrance, and Transfer upon judicial order or other legal process. “Transfer”, when used as a verb, means to gift, sell, exchange, assign, convey, alienate, pledge or otherwise transfer, whether voluntarily or involuntarily.

I-1

Exhibit A

to

Operating Agreement

Name and Address of Member

Member	Capital Contribution

Gregg Appliances, Inc.	$100
4151 E. 96th Street
Indianapolis, IN 46240

A-1